EXHIBIT (c)(i)

NEW SOUTH WALES TREASURY
CORPORATION

FINANCIAL REPORT
For the year ended 30 June 2008

NEW SOUTH WALES TREASURY CORPORATION

INCOME STATEMENT
FOR THE YEAR ENDED 30 JUNE 2008

			Consolidated		Corporation
	Note		2008	2007	2008	2007
			$’000	$’000	$’000	$’000

Income from changes in fair value	2		2,755,645	2,558,782	2,755,645	2,558,782
Less: Expenses from changes in fair value	3		(2,718,654)	(2,512,576)	(2,718,654)	(2,512,576)
Net income from changes in fair value			36,991	46,206	36,991	46,206
Fees and commissions	4		21,253	23,235	21,253	23,235

Total net income			58,244	69,441	58,244	69,441

Less: General administrative expenses
Staff costs			(13,860)	(12,875)	(1,128)	(1,563)
Personnel services costs			—	—	(12,584)	(11,108)
Financial services costs			(1,236)	(1,257)	(1,236)	(1,257)
Information technology costs			(4,642)	(3,041)	(4,790)	(3,245)
Premises and administration costs			(4,839)	(4,531)	(4,839)	(4,531)
Transaction costs			(1,909)	(2,064)	(1,909)	(2,064)

Total general administrative expenses	4		(26,486)	(23,768)	(26,486)	(23,768)

Profit before income tax equivalent expense			31,758	45,673	31,758	45,673
Income tax equivalent expense	1	(c)	(8,257)	(11,875)	(8,257)	(11,875)

Profit for the year			23,501	33,798	23,501	33,798

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

BALANCE SHEET
AS AT 30 JUNE 2008

			Consolidated		Corporation
	Note		2008	2007	2008	2007
			$’000	$’000	$’000	$’000

ASSETS
Cash and liquid assets	5		447,610	286,580	447,610	286,580
Outstanding settlements receivable	1	(e)	418,540	402,582	418,540	402,582
Due from financial institutions	6		21,288	20,996	21,288	20,996
Securities held	7		5,674,466	3,847,188	5,674,466	3,847,188
Derivative financial instruments receivable	14		134,517	90,956	134,517	90,956
Loans to government clients	8		30,333,393	27,703,804	30,333,393	27,703,804
Other assets	9		20,389	15,839	20,153	15,595
Plant and equipment	10		2,688	2,153	2,688	2,153

Total assets			37,052,891	32,370,098	37,052,655	32,369,854

LIABILITIES
Due to financial institutions	11		3,415,769	100,058	3,415,769	100,058
Outstanding settlements payable	1	(e)	305,112	531,471	305,112	531,471
Due to government clients	12		538,512	409,375	538,512	409,375
Borrowings	13		31,809,246	30,275,054	31,809,246	30,275,054
Derivative financial instruments payable	14		900,409	967,033	900,409	967,033
Income tax (equivalent) payable			2,337	2,564	2,337	2,564
Other liabilities and provisions	15		38,356	41,394	38,120	41,150

Total liabilities			37,009,741	32,326,949	37,009,505	32,326,705

Net assets			43,150	43,149	43,150	43,149

Represented by:
Equity
Retained profits	18		43,150	43,149	43,150	43,149

Total equity			43,150	43,149	43,150	43,149

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 JUNE 2008

		Consolidated		Corporation
	Note	2008	2007	2008	2007
		$’000	$’000	$’000	$’000

Total equity at the beginning of the year		43,149	43,151	43,149	43,151
Profit for the year		23,501	33,798	23,501	33,798

Total income and expense for the year		23,501	33,798	23,501	33,798

Less: Dividend payable	15	(23,500)	(33,800)	(23,500)	(33,800)

Total equity at year end	18	43,150	43,149	43,150	43,149

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

CASH FLOW STATEMENT
FOR THE YEAR ENDED 30 JUNE 2008

		Consolidated		Corporation
	Note	2008	2007	2008	2007
		$’000	$’000	$’000	$’000

Cash inflows (outflows) from operating activities
Interest received		2,460,869	1,927,993	2,460,869	1,927,993
Interest and other costs of finance paid		(2,410,371)	(1,828,950)	(2,410,371)	(1,828,950)
Fees and commissions received		21,296	23,775	21,296	23,775
Payments of tax equivalents		(8,484)	(12,597)	(8,484)	(12,597)
Receipt of Goods and Services Tax		1,415	812	1,415	812
Payments of administrative expenses		(22,623)	(23,061)	(22,623)	(23,061)
Loans to government clients made		(7,166,039)	(5,568,509)	(7,166,039)	(5,568,509)
Loans to government clients repaid		4,263,317	3,957,972	4,263,317	3,957,972

Net cash used in operating activities	28	(2,860,620)	(1,522,565)	(2,860,620)	(1,522,565)

Cash inflows (outflows) from investing activities
Purchases of plant and equipment		(2,922)	(1,596)	(2,922)	(1,596)
Net cash to securities held		(1,852,953)	(1,585,273)	(1,852,953)	(1,585,273)

Net cash used in investing activities		(1,855,875)	(1,586,869)	(1,855,875)	(1,586,869)

Cash inflows (outflows) from financing activities
Proceeds from issuance of borrowings and short term securities		35,186,898	20,085,612	35,186,898	20,085,612
Repayment of borrowings and short term securities		(30,340,191)	(16,638,115)	(30,340,191)	(16,638,115)
Net cash used in the purchase or repayment of other short term financial instruments		(68,159)	(288,849)	(68,159)	(288,849)
Dividend paid		(33,800)	(11,000)	(33,800)	(11,000)
Net cash from financing activities		4,744,748	3,147,648	4,744,748	3,147,648

Net increase in cash held		28,253	38,214	28,253	38,214

Cash and cash equivalents at the beginning of the year		186,522	148,308	186,522	148,308

Cash and cash equivalents at year end	27	214,775	186,522	214,775	186,522

The accompanying notes form part of these financial statements.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 JUNE 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The financial report is a general purpose financial report and has been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2005 and the New South Wales Treasurer’s Directions. It has also been prepared in accordance with Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

Australian Accounting Standards include Australian equivalents to International Financial Reporting Standards (IFRS). Compliance with the Australian equivalents to IFRS ensures this financial report, comprising the financial statements and accompanying notes for the consolidated entity, complies with IFRS.

The following standards, which have been issued but are not effective until annual reporting periods beginning on or after 1 July 2008, have not been early adopted:-

•	AASB 8 Operating Segments

•	AASB 101 Presentation of Financial Statements (amended)

When applied, these standards will impact only on the presentation of the financial statements and disclosures in the notes.

The financial report is prepared on the basis of a ‘for-profit’ entity as determined by the accounting standards.

The financial report is prepared using the accrual basis of accounting. Financial assets and financial liabilities are stated on a fair value basis of measurement. Plant and equipment is stated at the fair value of the consideration given at the time of acquisition. Employee benefits are recognised on a present value basis, as detailed in Note 1(i). All other assets, liabilities and provisions are stated on a historical cost basis of measurement.

All amounts are shown in Australian dollar currency and are rounded to the nearest thousand dollars unless otherwise stated. Assets and liabilities are presented on the balance sheet in order of liquidity.

Accounting policies and the presentation adopted in this financial report are consistent with the previous year. Comparative information has been reclassified, where necessary, to be consistent with the current year.

b.	Principles of Consolidation

The financial report of the consolidated entity includes the accounts of New South Wales Treasury Corporation (‘the Corporation’), being the parent entity, its wholly-owned subsidiary, TCorp Nominees Pty Limited, and the special purpose service entity, Treasury Corporation Division of the Government Service (‘TCorp Division’).

TCorp Division is deemed to be a reporting entity, and a controlled entity of the Corporation, in accordance with Treasury Circular NSW TC 06/13.

The effect of all transactions and balances between entities in the consolidated entity are eliminated in full.

Information provided in the notes to these financial statements refers to the consolidated entity only, unless otherwise stated (refer Notes 9, 15 and 26), as there is no material difference between the results or financial position of the consolidated entity and the Corporation.

c.	Tax Equivalents

The Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 exempt the Corporation and its controlled entities from liability for Commonwealth income tax. However, the Corporation is subject to tax equivalent payments to the New South Wales Government.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The Corporation’s liability was determined to be an amount equal to 26% of the profit for the period (2007 — 26%).

d.	Financial Assets and Liabilities

The Corporation has elected to designate all financial assets and financial liabilities as ‘fair value through the profit or loss’, consistent with the provisions of accounting standard AASB 139 Financial Instruments: Recognition and Measurement. The eligibility criteria for this election have been satisfied as the Corporation manages its balance sheet on a fair value basis. This is actively demonstrated through the measurement and reporting of risks, limits, valuations and performance, consistent with risk management policies approved by the Board. Derivative financial instruments are deemed to be ‘Held for trading’ under AASB 139 and must be accounted as ‘fair value through profit or loss’. Therefore all financial assets, financial liabilities and derivative financial instruments are valued on a fair value basis as at balance date with resultant gains and losses from one valuation date to the next recognised in the income statement.

Where an active market exists, fair values are determined by reference to the specific market quoted prices/yields at the year end. If no active market exists, judgement is used to select the valuation technique which best estimates fair value by discounting the expected future cash flows arising from the securities to their present value using market yields and margins appropriate to the securities. These margins take into account credit quality and liquidity of the securities. Market yields used for valuing loans to clients are derived from yields for similar debt securities issued by the Corporation which are detailed in Note 19.

All financial assets, liabilities and derivatives are recognised on the balance sheet at trade date being the date the Corporation becomes party to the contractual provisions of the instrument.

Financial assets are de-recognised when the Corporation’s contractual rights to cash flows from the financial assets expire. Financial liabilities are de-recognised when the Corporation’s contractual obligations are extinguished.

Securities sold under repurchase agreements are retained in the Securities Held classification on the balance sheet (Note 7). The Corporation’s obligation to buy back these securities is recognised as a liability and disclosed in Due To Financial Institutions (Note 11).

Transactions conducted on behalf of others are disclosed in Note 24 (Fiduciary activities) and those transactions offset or contingent on future events are disclosed in Note 25 (Contingent liabilities & commitments).

e.	Outstanding Settlements

Outstanding settlements receivable comprise the amounts due to the Corporation for transactions that have been recognised, but not yet settled, as at the balance date. Outstanding settlements payable comprise amounts payable by the Corporation for transactions that have been recognised, but not yet settled, as at the balance date.

f.	Other Assets and Liabilities

Other Assets, including debtors, intangible assets, prepayments and deposits, and Other Liabilities, including creditors, expense accruals, and Provisions, are all stated at fair value.

Computer software is classified as an intangible asset and amortised on a straight line basis over the estimated useful life of the asset. Estimated useful lives are generally five years from the date the computer software is commissioned. The assets’ useful lives are reviewed and adjusted if appropriate at each balance date.

g.	Plant and Equipment

Plant and Equipment comprising leasehold improvements, office furniture and equipment, computer hardware and motor vehicles, is stated at fair value of the consideration given at the time of acquisition. The fair value of the

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

assets is depreciated on a straight line basis, from the date the assets are commissioned, over their estimated useful lives as follows:

•	Leasehold improvements over the term of the lease, which currently expires on 19 May, 2012.

•	Equipment and vehicles

•	Computer hardware — three years

•	Motor vehicles — five years

•	Furniture and fittings — seven years

The assets’ residual values and useful lives are reviewed and adjusted if appropriate, at each balance date.

h.	Impairment of assets

Items of Plant and Equipment and Intangible Assets are assessed annually for any evidence of impairment. Where evidence of impairment is found, the carrying amount is reviewed and, if necessary, written down to the asset’s recoverable amount.

i.	Employee Benefits

Provision for annual leave is recognised on the basis of statutory and contractual requirements and is measured at nominal values using the remuneration rate expected to apply at the time of settlement. The provision for long service leave represents the present value of the estimated future cash outflows to employees in respect of services provided by employees up to the year end, with consideration being given to expected future salary levels, previous experience of employee departures and periods of service.

j.	Foreign Currency Transactions

Foreign currency transactions are initially translated into Australian currency at the rate of exchange at the date of the transaction. At year end, foreign currency monetary items are translated to Australian currency at the spot exchange rate current at that date. Resulting exchange differences are recognised in the income statement.

k.	Fiduciary Activities

The Corporation acts as agent and manager for various client asset and debt portfolios and trustee and manager of the Hour-Glass unit trust investment facilities. The associated liabilities and assets are not recognised in the balance sheet of the Corporation. Management fees earned by the Corporation in carrying out these activities are included in the income statement on an accrual basis.

l.	Set-off of Assets and Liabilities

The Corporation from time to time may facilitate certain structured financing arrangements for clients. In such arrangements where a legally recognised right to set-off the assets and the liabilities exists, and the Corporation intends to settle on a net basis, the assets and liabilities arising are set-off and the net amount is recognised in the balance sheet.

m.	Income Recognition

Income is recognised to the extent that it is probable that the economic benefits will flow to the entity and the revenue can be reliably measured. Specific types of income are recognised as follows:

•	Interest income

Interest income includes accrued interest, discount and premium.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

•	Fees and commissions

Fees and commissions for services provided are recognised in the period in which the service is provided.

n.	Goods and Services Tax (GST)

Income, expenses and assets (other than receivables) are recognised net of the amount of GST. The amount of GST on expenses that is not recoverable from the taxation authority is recognised as a separate item of administration expense. The amount of GST on assets that is not recoverable is recognised as part of the cost of acquisition. Receivables and payables are recognised inclusive of GST.

o.	Segment Information

The Corporation operates solely within the capital markets, banking and finance industry segment to provide financial services to the New South Wales public sector. Given the nature of its core functions and the legislative intent, the Corporation operates within Australia, although it does raise a proportion of its funding from offshore. As such, no geographic location segment reporting is presented within this financial report.

2.	INCOME FROM CHANGES IN FAIR VALUE

	2008	2007
	$’000	$’000

Income from changes in fair value is comprised of:
Interest income received or receivable	2,422,650	1,899,542
Gains on derivative financial instruments	10,328	2,063
Net foreign exchange gain	13	—

Increase (decrease) in fair value of financial assets (liabilities)	322,654	657,177

	2,755,645	2,558,782

3.	EXPENSES FROM CHANGES IN FAIR VALUE

	2008	2007
	$’000	$’000

Expenses from changes in fair value is comprised of:
Interest expense paid or payable	2,357,800	1,831,832
Losses on derivative financial instruments	59,250	51,744
Net foreign exchange loss	—	34

Decrease (increase) in fair value of financial assets (liabilities)	301,604	628,966

	2,718,654	2,512,576

Derivative financial instruments are used to manage interest rate risk and exchange rate risk. Gains or losses on derivative financial instruments are largely offset by changes in the fair value of financial assets and liabilities.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

4.	PROFIT FOR THE YEAR

	2008	2007
	$’000	$’000

The profit for the year includes the following specific items:
Fees and Commissions	21,253	23,235
Comprising:
Specific client mandates	11,254	14,261
— asset portfolios	3,726	8,303
— debt portfolios	7,528	5,958

Hour-Glass facility trusts	7,588	7,173
Other fees and commissions	2,411	1,801

Total general administrative expenses	26,486	23,768
Includes:
Auditors remuneration	278	257
— for audit of the financial report	268	247
— other services	10	10

Consultants fees	99	172

Depreciation & amortisation	2,322	1,172

Key Management Personnel compensation(1)	2,752	2,463
— Short-term employee benefits	2,589	2,331
— Post-employment benefits	117	114
— Other long-term employee benefits	46	18

Rental on operating leases	1,450	1,389

Superannuation expense	1,085	970
— Defined Contribution Plans	1,080	950
— Defined Benefit Plans	5	20

(1)	Key Management Personnel includes the directors and executives with the authority and responsibility for managing the consolidated entity (Note 26). The total compensation for non-executive directors for 2008 was $324,000 (2007 — $324,000).

5.	CASH AND LIQUID ASSETS

	2008	2007
	$’000	$’000

Cash on hand and at bank	7,697	939
Overnight and short term placements (unsecured)	439,913	285,641

	447,610	286,580

The overnight and short term placements for up to seven days are made to domestic financial institutions with principal and interest repayable at maturity date.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

6.	DUE FROM FINANCIAL INSTITUTIONS

	2008	2007
	$’000	$’000

Term placements (unsecured)	21,288	20,996

	21,288	20,996

Term placements (unsecured) are held with domestic financial institutions to cater for client annuity streams.

7.	SECURITIES HELD

	2008	2007
	$’000	$’000

Bank bills, certificates of deposit	3,159,198	2,224,789
Commercial paper	1,076,093	359,210
Government and semi-government bonds	1,439,175	1,263,189

	5,674,466	3,847,188

Securities held are used mainly to cover liquidity requirements and to support client deposits accepted.

8.	LOANS TO GOVERNMENT CLIENTS

	2008	2007
	$’000	$’000

New South Wales public sector clients
— Crown Entity	10,641,565	10,484,606
— Electricity Sector	11,747,617	10,429,103
— Transport Sector	1,266,227	1,241,365
— Water Sector	4,943,869	3,931,444
— Other Sectors	1,695,847	1,572,223
Universities	38,268	39,088
Local government and county councils	—	5,975

	30,333,393	27,703,804

Loans to clients comprise financial accommodation on simple interest, discount, fixed interest, floating rate or capital indexed bases.

For capital indexed loans, coupons and face value are indexed quarterly in line with changes in inflation. The fair value of these loans at balance date totalled $981.5 million (2007: Nil).

Loans to New South Wales public sector clients and universities are guaranteed by the New South Wales Government.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

9.	OTHER ASSETS

	Consolidated		Corporation
	2008	2007	2008	2007
	$’000	$’000	$’000	$’000

Debtors and fee accruals	12,743	7,712	12,732	7,698
Intangible assets	2,527	2,096	2,527	2,096
Security deposits	4,683	5,372	4,683	5,372
Prepaid superannuation (Note 22)	225	230	—	—
Other prepayments	211	429	211	429

	20,389	15,839	20,153	15,595

Reconciliation of Intangible assets
Opening carrying value	2,096	871	2,096	871
Additions	1,905	1,869	1,905	1,869
Amortisation	(1,250)	(598)	(1,250)	(598)
Write-offs of redundant assets	(224)	(46)	(224)	(46)

Carrying value at year end	2,527	2,096	2,527	2,096

10.	PLANT AND EQUIPMENT

	Leasehold Improvements		Equipment & Vehicles		Total
	2008	2007	2008	2007	2008	2007
	$’000	$’000	$’000	$’000	$’000	$’000

Opening fair value	1,100	884	2,102	1,969	3,202	2,853
Less: Opening accumulated depreciation	302	230	747	780	1,049	1,010
Opening carrying amount	798	654	1,355	1,189	2,153	1,843
Changes during the year
Additions at fair value	392	275	1,620	860	2,012	1,135
Disposals and write-offs of redundant assets	(5)	(29)	(400)	(222)	(405)	(251)
Depreciation expense	(612)	(102)	(460)	(472)	(1,072)	(574)
Closing carrying amount	573	798	2,115	1,355	2,688	2,153
Closing fair value	663	1,100	2,734	2,102	3,397	3,202
Less: Closing accumulated depreciation	90	302	619	747	709	1,049
Carrying amount at year end	573	798	2,115	1,355	2,688	2,153

11.	DUE TO FINANCIAL INSTITUTIONS

	2008	2008	2007	2007
	Face Value	Market Value	Face Value	Market Value
	$’000	$’000	$’000	$’000

Short term borrowings	232,881	232,835	100,076	100,058
Repurchase agreements	185,351	185,764	—	—
Promissory notes	3,004,000	2,997,170	—	—

	3,422,232	3,415,769	100,076	100,058

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Short term borrowings include overnight, call and monthly deposits borrowed from domestic financial institutions on an unsecured basis, with face value and interest repayable at maturity date.

Securities sold under repurchase agreements are secured by cash collateral (Note 20). The Corporation has an obligation to buy back the securities on the dates agreed, usually for terms ranging up to thirty days.

Promissory notes are short term securities issued by the Corporation, usually for terms ranging up to ninety days.

12.	DUE TO GOVERNMENT CLIENTS

	2008	2008	2007	2007
	Face Value	Market Value	Face Value	Market Value
	$’000	$’000	$’000	$’000

Client deposits	514,510	517,023	386,723	388,629
Client annuity	—	21,489	—	20,746

	514,510	538,512	386,723	409,375

Deposits are received from clients on an unsecured basis. The majority of deposits have face value and interest repayable at maturity date.

13.	BORROWINGS

	2008	2008	2007	2007
	Face Value	Market Value	Face Value	Market Value
	$’000	$’000	$’000	$’000

Benchmark bonds
— domestic	14,352,640	13,789,904	12,536,662	12,419,194
— global exchangeable	14,806,644	14,275,437	14,639,353	14,431,211

	29,159,284	28,065,341	27,176,015	26,850,405
Euro medium term notes	2,731,640	2,400,558	3,401,715	3,003,958
Capital indexed bonds	919,254	980,832	—	—
Other borrowings	382,430	362,515	442,366	420,691

	33,192,608	31,809,246	31,020,096	30,275,054

Domestic benchmark bonds and global exchangeable bonds pay semi-annual coupons with the face value repayable on maturity. Global exchangeable bonds are convertible to domestic benchmark bonds at the option of the holder.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The amounts on issue, by maturity were:

		2008	2008	2007	2007
Maturity	Coupon	Face Value	Market Value	Face Value	Market Value
		$’000	$’000	$’000	$’000

1 March 2008	8.0%	—	—	5,867,752	6,082,553
1 October 2009	6.0%	2,859,221	2,851,746	1,354,980	1,355,635
1 December 2010	7.0%	6,928,730	6,914,188	5,299,930	5,372,142
1 May 2012	6.0%	6,434,977	6,232,493	5,196,447	5,088,384
1 August 2014	5.5%	5,630,006	5,321,117	4,922,806	4,706,352
1 March 2017	5.5%	6,147,300	5,659,332	4,534,100	4,245,339
1 April 2019	6.0%	989,000	929,245	—	—
1 May 2023	6.0%	170,050	157,220	—	—

		29,159,284	28,065,341	27,176,015	26,850,405

Euro medium term notes (EMTN) are issued via lead managers into both the Euromarket and Japanese retail market. They are repayable at maturity with coupons payable either annually or semi-annually.

Callable Notes are also issued under the EMTN programme. These notes have a maturity date of greater than five years, with an optional redemption date of one year or more. The fair value of Callable Notes at the balance date totalled $1,405.0 million (2007: $1,538.2 million).

Capital indexed bonds are domestic bonds with quarterly coupons and face value indexed in line with changes in inflation.

The Corporation does not provide any security in the form of asset and other pledges in relation to its borrowings and other amounts due to financial institutions.

Other borrowings include retail and non-benchmark domestic bonds.

14.	DERIVATIVE FINANCIAL INSTRUMENTS

A derivative financial instrument is a contract or agreement whose value depends on (or derives from) the value of (or changes in the value of) an underlying instrument, reference rate or index.

Derivative financial instruments include swaps, forward-dated client loans, futures, options, and forward foreign exchange contracts. Forward dated loans are priced on a consistent basis to other client loans. For all other derivative financial instruments the Corporation is not a price maker, but is a price taker in its use of derivatives.

The policy of the Corporation is to account for derivative financial instruments on a fair value basis consistent with all other financial assets or liabilities as detailed in Note 1(d). Accordingly, resultant profits and losses from one valuation date to the next are included in the income statement as they arise.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Net Exposure

The fair value of the Corporation’s transactions in derivative financial instruments outstanding at year end are as follows:

	2008	2007
	$’000	$’000

Derivative Financial Instruments Receivable
Cross currency swaps	—	2,214
Interest rate swaps	87,790	58,294
Commodity swaps	1,905	991
Forward foreign exchange contracts	44,528	29,457
Exchange traded futures	294	—

	134,517	90,956

Derivative Financial Instruments Payable
Cross currency swaps	(557,286)	(669,925)
Interest rate swaps	(286,228)	(266,079)
Commodity swaps	(1,905)	(991)
Forward foreign exchange contracts	(44,528)	(29,457)
Exchange traded futures	—	(581)
Forward dated loans	(10,462)	—

	(900,409)	(967,033)

Net amount payable under derivative financial instruments	(765,892)	(876,077)

15.	OTHER LIABILITIES AND PROVISIONS

	Consolidated		Corporation
	2008	2007	2008	2007
	$’000	$’000	$’000	$’000

Provisions for employee benefits	4,175	3,353	—	—
Amounts due to service entity	—	—	4,003	3,206
Creditors and expense accruals	10,681	4,241	10,617	4,144
Dividend payable	23,500	33,800	23,500	33,800

	38,356	41,394	38,120	41,150

The Corporation’s obligations relating to employee benefits are reflected as Amounts due to service entity at the balance date (Refer Note 26).

16.	OTHER DISCLOSURES CONCERNING FINANCIAL LIABILITIES

Guarantee of the State

All financial liabilities of the Corporation are guaranteed by the New South Wales Government under Sections 22A and 22B of the Public Authorities (Financial Arrangements) Act 1987.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Financing Arrangements

The Corporation is able to access readily both domestic and offshore capital markets to ensure an adequate funding base. In addition to the Corporation’s domestic benchmark, non-benchmark and promissory note issuances, the following offshore programmes are in place:

	2008	2007

Global exchangeable bonds	AUD 18 billion	AUD 18 billion
Multi-currency Euro medium term note	USD 10 billion	USD 10 billion
Multi-currency Euro commercial paper	USD 5 billion	USD 5 billion

This ready market access is due to the Corporation having the highest level of credit ratings available to any Australian borrower, which derives from the guarantee of the New South Wales Government. The programmes are not contractually binding on any provider of funds.

17.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

All financial assets and liabilities are designated as fair value through the profit and loss.

The fair value of exchange traded futures is determined by direct reference to the last settlement price at the balance date on the Sydney Futures Exchange. The unrealised gain on exchange traded futures at balance date was $294,000 (2007 — $581,000 loss).

The fair value of all other financial assets and liabilities is estimated using valuation techniques which discount cash flows to present value based on observable market yields for the same or equivalent securities. For loans to government clients and the Corporation’s borrowings, these market yields are derived from, or equal to, the quoted yields for debt securities issued by the Corporation (Note 19). As the Corporation’s loans and borrowings are guaranteed by the New South Wales State Government, credit risk is not a significant factor in the determination of the fair value. Changes in fair value are therefore mainly attributable to fluctuations in market yields and prices arising from changes in market conditions.

18.	FINANCIAL RISK

Objectives and Policies

The Corporation manages and monitors a variety of financial risks including Market Risk (interest rate risk and foreign exchange risk), Credit Risk and Liquidity Risk (refer Notes 19, 20 & 21 respectively).

The boundaries within which these risks are undertaken and managed are established under Board policies, management guidelines and client defined mandates. Departments which are appropriately segregated from the operating business units monitor compliance with Board policies and management and client constraints. Information is summarised daily and reported monthly to the Board.

All aspects of the treasury process are segregated between dealing, settlement, accounting and compliance. In addition, position limits, liquidity limits and counterparty credit limits have been established. These limits are monitored independently of the dealing and settlement functions, with utilisation of these limits summarised and reported to management on a daily basis.

The nature of the Corporation’s core business gives rise to maturity and repricing gaps within the Corporation’s balance sheet which alter from day to day. The Board of the Corporation has identified the risks that arise from these gaps and has established Board policies to prudently limit these risks. In managing the risks in accordance with the Board limits, the Corporation utilises derivative financial instruments.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Derivatives are used to manage interest rate risk and exchange rate risk for certain assets and liabilities within the balance sheet. Derivatives are accounted on a fair value basis with all gains and losses recognised in the income statement.

Equity

The New South Wales Government is not required under legislation to contribute equity to the Corporation. Retained profits are held in lieu of contributed equity and provide a capital base commensurate with the risks inherent in the Corporation’s business. The Board approved an increase in the Corporation’s capital base to $50 million to take effect over the next financial year.

19.	MARKET RISK

Interest Rate Risk

Interest rates equal to, or derived from, the Corporation’s debt securities and used for valuation purposes were:

		Average Quoted Market	Average Quoted Market
	Coupon	Rates at 30 June 2008	Rates at 30 June 2007
	% pa	% pa	% pa

Nominal
Overnight	—	7.250	6.250
90 days	—	7.500	6.335
180 days	—	7.670	6.361
1 March 2008	8.0	—	6.390
1 October 2009	6.0	7.470	6.690
1 December 2010	7.0	7.350	6.730
1 May 2012	6.0	7.250	6.750
1 August 2014	5.5	7.090	6.695
1 March 2017	5.5	7.020	6.660
1 April 2019	6.0	7.005	—
1 May 2023	6.0	6.930	—
Capital Indexed
20 November 2025	2.75	2.525	—
20 November 2035	2.5	2.035	—

The Corporation measures its exposure to interest rate risk in terms of cash flows or notional cash flows generated by financial instruments. These cash flows are discounted to present values at appropriate market yields and margins as described in Note 1(d). Interest rate risk can be in the form of ‘fair value interest rate risk’, such as fixed interest rate instruments which change in value as interest rates move and ‘cash flow interest rate risk’, such as floating interest rate instruments that are reset as market rates change.

The Corporation uses a Value at Risk (VaR) model to measure the market risk exposures inherent in the balance sheet. VaR is measured on a rolling 2-year historical simulation basis using a 99% confidence interval and a 10-day holding period.

VaR is calculated daily and represents an estimate of the loss that can be expected over a 10-day period, with a 1% probability that this amount may be exceeded.

The historical database comprises observations relevant to the major market risk exposures faced by the Corporation including bank bills, bank bill futures, bond futures, semi-government bonds and interest rate swaps.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The simulation process captures movements in outright interest rate levels, yield curve tilts and changes in the basis spread between various groups of securities. All historical observations are equally weighted.

As an estimate of market risk, VaR has certain limitations including:

a. Calculating VaR on an historical simulation basis implicitly assumes that returns in the future will have the same distribution as they had in the past. If this is not the case, VaR may overstate or understate the actual losses experienced.

b. In rapidly changing markets, the model can be slow to react with the result that VaR at the confidence interval is exceeded more often than statistically expected.

c. The model quantifies the expected loss at the confidence interval. It does not however indicate the potential size of losses on days VaR is exceeded.

Given the Corporation’s balance sheet positions at 30 June 2008, the maximum potential loss expected over a 10-day period is $15.2 million (2007 — $3.0 million), with a 1% probability that this maximum may be exceeded. The average VaR over the year ended 30 June 2008 was $7.7 million (2007: $4.5 million).

Foreign Exchange Risk

The Corporation has policies and procedures in place to ensure that it has no material exposure to changes in foreign exchange rates. Foreign exchange risk arising from offshore borrowings undertaken in foreign currencies to fund Australian dollar assets is covered by entering into Australian dollar cross-currency swaps.

Forward foreign exchange contracts with clients are covered by corresponding forward foreign exchange contracts with market counterparties. In the majority of these arrangements, the clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

Other Price Risk

The Corporation has no material exposure to other price risk in relation to commodity swaps as transactions with clients are covered by corresponding commodity swaps with market counterparties. The clients indemnify the Corporation for any credit exposure arising from the corresponding transaction with the market counterparty.

20.	CREDIT RISK

For all classes of financial assets, with the exceptions noted below, the maximum credit risk is equal to the market value already disclosed.

As loans to government clients (including forward dated loans) are guaranteed by the New South Wales Government, no credit risk is deemed to arise.

Derivative financial instruments include swaps, forward dated loans, forward foreign exchange contracts, futures and options. The Corporation does not use credit derivatives, such as credit default swaps, to mitigate credit risks.

The market convention for the calculation of credit exposure for derivative financial instruments is to add to the market value an amount of potential exposure as determined by reference to the length of time to maturity and face value. The additional credit exposure is noted in the concentration of credit risks below.

For financial instruments where face value is greater than market value, the face value is disclosed to reflect the maximum potential credit exposure.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The Corporation’s exposure to settlement risk is represented by the amount of Outstanding Settlements Receivable shown on the balance sheet. These amounts were settled within seven days after the balance date and are excluded from the concentration of credit risk below.

Collateral

The Corporation may obtain collateral in relation to securities loaned under its stock lending facility, if required by Board policy. Board policy dictates that collateral will be required where predefined counterparty credit limits are exceeded. The terms and conditions of the Corporation’s stock lending facility are governed by standard industry agreements, reflecting current Australian market practice. (Note 25(a)).

The Corporation obtains collateral in relation to securities sold under repurchase agreements. The terms and conditions of the repurchase agreements are governed by standard industry agreements, reflecting current Australian market practice. In the event of default the Corporation is immediately entitled to offset the cash collateral against the amounts owed by the defaulting counterparty. Cash collateral received for repurchase agreements outstanding at the balance date totalled $186.4 million (2007: Nil).

Concentration of Credit Risk

By credit rating — 2008(1)

							Other(2)
	AAA	AA+	AA	AA−	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Cash and liquid assets	5	—	218,650	228,955	—	—	—	447,610
Due from financial institutions	—	—	21,288	—	—	—	—	21,288
Securities held	1,439,175	297,394	2,644,238	345,479	810,529	—	137,651	5,674,466
Derivative financial instruments	36,715	—	80,028	9,005	7,233	—	1,536	134,517

	1,475,895	297,394	2,964,204	583,439	817,762	—	139,187	6,277,881
Stock lending	—	—	348,579	243,040	—	—	—	591,619
Additional potential exposure to derivatives	28,127	6,162	61,441	41,968	—	—	144	137,842
Additional potential exposure to financial instruments	42,150	2,606	33,749	4,521	11,471	—	2,349	96,846

	1,546,172	306,162	3,407,973	872,968	829,233	—	141,680	7,104,188

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

By credit rating — 2007(1)

							Other(2)
	AAA	AA+	AA	AA−	A+	A	Ratings	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Cash and liquid assets	5	22	2,593	285,640	—	—	—	288,260
Due from financial institutions	—	—	20,996	—	—	—	—	20,996
Securities held	1,263,189	—	1,423,808	44,856	1,012,214	9,991	93,130	3,847,188
Derivative financial instruments	34,953	4,794	32,975	18,234	—	—	—	90,956

	1,298,147	4,816	1,480,372	348,730	1,012,214	9,991	93,130	4,247,400
Stock lending	—	186,465	859,907	409,178	—	—	—	1,455,550
Additional potential exposure to derivatives	14,107	15,339	38,195	8,361	—	—	2,779	78,781
Additional potential exposure to financial instruments	43,505	—	17,131	144	10,586	9	870	72,245

	1,355,759	206,620	2,395,605	766,413	1,022,800	10,000	96,779	5,853,976

By classification of counterparty — 2008

	Governments(3)	Banks(4)	Other(4)	Total
	$’000	$’000	$’000	$’000

Cash and liquid assets	5	447,605	—	447,610
Due from financial institutions	—	21,288	—	21,288
Securities held	1,354,850	4,087,629	231,987	5,674,466
Derivative financial instruments	38,935	94,046	1,536	134,517

	1,393,790	4,650,568	233,523	6,277,881
Stock lending	—	591,619	—	591,619
Additional potential exposure to derivatives	1,475	126,199	10,168	137,842
Additional potential exposure to financial instruments	42,150	52,358	2,338	96,846

	1,437,415	5,420,744	246,029	7,104,188

By classification of counterparty — 2007

	Governments(3)	Banks(4)	Other(4)	Total
	$’000	$’000	$’000	$’000

Cash and liquid assets	5	288,255	—	288,260
Due from financial institutions	—	20,996	—	20,996
Securities held	1,177,495	2,529,151	140,542	3,847,188
Derivative financial instruments	36,365	54,591	—	90,956

	1,213,865	2,892,993	140,542	4,247,400
Stock lending	—	1,455,550	—	1,455,550
Additional potential exposure to derivatives	3,210	72,181	3,390	78,781
Additional potential exposure to financial instruments	43,505	28,588	152	72,245

	1,260,580	4,449,312	144,084	5,853,976

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(1)	Credit rating as per Standard & Poor’s or equivalent

(2)	Short term ratings of A-2 or better, when counterparty has no long term rating or the long term rating is A or lower.

(3)	Governments — foreign, Commonwealth and other Australian states.

(4)	All counterparties are required to be operating in an OECD country which is rated A+ or better.

21.	LIQUIDITY RISK

The Corporation maintains adequate levels of liquidity within minimum prudential and maximum ranges set by the Board. The minimum prudential level is defined as a percentage of total liabilities and is held to meet unanticipated calls and to cover temporary market disruptions. Additional levels of liquidity are maintained up to the maximum approved range to satisfy a range of circumstances, including client funding requirements, maturing commitments, and balance sheet management activities.

The following table summarises contractual (undiscounted) cashflows by time ranges. The amounts differ from the balance sheet which is based on fair value or discounted cash flows.

		Up to 3	3 to 12	1 to 2	2 to 5	Over 5
2008	At Call	Months	Months	Years	Years	Years	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	447,697	—	—	—	—	—	447,697
Outstanding settlements receivable	418,718	—	—	—	—	—	418,718
Due from financial institutions	—	1,065	2,501	3,566	8,539	14,560	30,231
Securities held	—	4,269,948	187,526	726,790	536,045	399,703	6,120,012
Loans to government clients	1,551,125	3,874,099	1,840,722	3,370,908	13,205,325	18,037,929	41,880,108

Financial Assets	2,417,540	8,145,112	2,030,749	4,101,264	13,749,909	18,452,192	48,896,766

Financial Liabilities
Due to financial institutions	(274,919)	(3,147,792)	—	—	—	—	(3,422,711)
Outstanding settlements payable	(305,281)	—	—	—	—	—	(305,281)
Due to government clients	(224,844)	(234,520)	(64,447)	(3,592)	(8,635)	(14,686)	(550,724)
Borrowings — Callable Notes	—	(488,316)	(887,666)	(9,804)	(9,804)	(15,686)	(1,411,276)
— Other	—	(661,323)	(1,585,661)	(4,679,328)	(17,342,582)	(18,768,218)	(43,037,112)

Financial Liabilities	(805,044)	(4,531,951)	(2,537,774)	(4,692,724)	(17,361,021)	(18,798,590)	(48,727,104)

Net Financial Assets/(Liabilities)	1,612,496	3,613,161	(507,025)	(591,460)	(3,611,112)	(346,398)	169,662

Derivatives
Derivatives Receivable	294	583,312	1,267,472	442,597	496,239	682,603	3,472,517
Derivatives Payable	—	(815,827)	(1,547,323)	(353,836)	(264,330)	(271,218)	(3,252,534)

Net Derivatives	294	(232,515)	(279,851)	88,761	231,909	411,385	219,983

Net	1,612,790	3,380,646	(786,876)	(502,699)	(3,379,203)	64,987	389,645

Cumulative	1,612,790	4,993,436	4,206,560	3,703,861	324,658	389,645	—

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

		Up to 3	3 to 12	1 to 2	2 to 5	Over 5
2007	At Call	Months	Months	Years	Years	Years	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Financial Assets
Cash and liquid assets	286,628	—	—	—	—	—	286,628
Outstanding settlements Receivable	402,794	—	—	—	—	—	402,794
Due from financial institutions	—	1,020	2,217	3,236	8,696	14,514	29,683
Securities held	—	2,520,068	251,769	72,210	446,930	1,247,275	4,538,252
Loans to government clients	1,264,514	4,096,099	4,417,233	2,039,795	12,710,458	10,771,976	35,300,075

Financial Assets	1,953,936	6,617,187	4,671,219	2,115,241	13,166,084	12,033,765	40,557,432

Financial Liabilities
Due to financial institutions	(100,076)	—	—	—	—	—	(100,076)
Outstanding settlements payable	(531,784)	—	—	—	—	—	(531,784)
Due to government clients	(89,629)	(255,184)	(50,202)	(3,202)	(8,606)	(14,318)	(421,141)
Borrowings — Callable Notes	—	(494,375)	(1,000,506)	(14,389)	(9,593)	(24,941)	(1,543,804)
— Other	—	(729,352)	(7,298,176)	(1,728,410)	(15,968,283)	(11,915,715)	(37,639,936)

Financial Liabilities	(721,489)	(1,478,911)	(8,348,884)	(1,746,001)	(15,986,482)	(11,954,974)	(40,236,741)

Net Financial Assets/(Liabilities)	1,232,447	5,138,276	(3,677,665)	369,240	(2,820,398)	78,791	320,691

Derivatives
Derivatives Receivable	—	599,731	1,188,169	197,509	325,829	97,325	2,408,563
Derivatives Payable	(581)	(781,190)	(1,527,546)	(82,208)	(102,720)	(38,318)	(2,532,563)

Net Derivatives	(581)	(181,459)	(339,377)	115,301	223,109	59,007	(124,000)

Net	1,231,866	4,956,817	(4,017,042)	484,541	(2,597,289)	137,798	196,691

Cumulative	1,231,866	6,188,683	2,171,641	2,656,182	58,893	196,691	—

Callable Notes are issued under the Multi Currency Euro Medium Term Note Programme. These notes are issued with a maturity date greater than five years however are disclosed in the financial report at the first optional redemption date. Each of these notes is fully matched with a derivative transaction.

Contractual commitments and undrawn loan commitments are disclosed in Note 25 (Contingent liabilities & commitments).

22.	SUPERANNUATION

Any unfunded superannuation liabilities arising from defined benefit schemes for employees are recognised as a liability and included in Provisions for employee benefits in Note 15. Amounts representing prepaid superannuation contributions are recognised as an asset and included in Note 9. Actuarial gains and losses are recognised in the income statement in the year they occur.

The funds below hold in trust the investments of the closed NSW public sector superannuation schemes:

•	State Authorities Superannuation Scheme (SASS)

•	State Superannuation Scheme (SSS)

•	State Authorities Non-contributory Superannuation Scheme (SANCS)

These funds are all defined benefit schemes, where at least a component of the employee’s final benefit is derived from a multiple of member salary and years of membership. All schemes are closed to new members.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

All fund assets are invested at arms length. Payments may be made to Pillar Administration to reduce the superannuation liability. These payments are held in investment reserve accounts by Pillar Administration.

Superannuation obligations are the responsibility of Treasury Corporation Division of the Government Service (Note 26).

The 2008 actuarial assessment of SASS, SANCS and SSS was based on the requirements of Australian Accounting Standard AASB 119 Employee Benefits. This standard requires that a market determined risk-adjusted discount rate be applied as a valuation interest rate in the calculation of the value of accrued benefits. To satisfy the AASB 119 requirements, the following principal actuarial assumptions were applied at the report date.

	2008	2007
	% pa	% pa

Discount Rate at 30th June(1)	6.5	6.4
Expected return on assets backing current pension liabilities	8.3	7.6
Expected return on assets backing other liabilities	7.3	7.6
Expected salary increases — next financial year	3.5	4.0
— thereafter	3.5	3.5
Expected rate of CPI Increase	2.5	2.5

(1)	This rate reflects market yields of government bonds at balance date.

Reconciliation of the movement in (net) Unfunded Liability/Prepaid Contribution

				Totals
	SASS	SANCS	SSS	2008	2007
	$’000	$’000	$’000	$’000	$’000

Net (asset)/liability at start of year	(104)	(21)	(105)	(230)	(250)
Net expense/(credit) recognised in the Income statement	15	2	(12)	5	20
Contributions	—	—	—	—	—

Net (asset)/liability at year end	(89)	(19)	(117)	(225)	(230)

23.	CONTRACTUAL COMMITMENTS

	2008	2007
	$’000	$’000

Capital Commitments
Not later than one year	1,270	1,663

	1,270	1,663

Operating Lease
Not later than one year	2,086	2,242
Later than one year but not later than five years	6,560	9,710

	8,646	11,952

Operating lease commitments relate to the Corporation’s lease rental of its business premises and include cleaning, outgoings and car parking. The current rental agreement expires on 19 May 2012.

Capital and operating lease commitments have been stated with the amount of Goods and Services Tax included, where applicable.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

24.	FIDUCIARY ACTIVITIES

The Corporation acts both as Trustee and as manager of funds under the Hour-Glass facility trusts and actively manages asset and debt portfolios on behalf of clients.

	2008	2007
	$’000	$’000

At the year end, the funds under management were:
—Hour-Glass facility trusts	10,362,335	11,559,309
—Specific client mandates	3,397,462	4,028,435

	13,759,797	15,587,744

These funds were managed by
—External fund managers	8,607,457	10,693,807
—The Corporation	5,152,340	4,893,937

	13,759,797	15,587,744

Additionally, the Corporation has mandates from clients to manage their debt portfolios.
At the year end the debt portfolios under management were:	18,899,811	18,969,154

25.	CONTINGENT LIABILITIES AND COMMITMENTS

a. The Corporation has on loan to the fixed interest market, under its stock lending facility, Corporation bonds with total market value of $591.62 million (2007: $1,455.55 million).

These bonds are not recorded in the Corporation’s financial statements.

In the unlikely event of default by the borrowers of bonds, the Corporation would obtain ownership of any security pledges held as collateral against stock it has lent. There were no security pledges required to be held at 30 June 2008 (2007: $359.69 million).

b. During the year, the Corporation provided short term liquidity facilities to approved client authorities. These facilities are offered on a revolving basis. At the year end, the total facilities were $4,802.90 million (2007: $4,362.50 million) and undrawn commitments were $3,291.03 million (2007: $3,152.70 million). Drawn commitments are recognised as loans to government clients on the balance sheet.

c. The Corporation has issued unconditional payment undertakings on behalf of some New South Wales public sector clients participating in the national wholesale electricity market to pay to the system administrators on demand in writing any amount up to an aggregate maximum agreed with individual participants.

The Corporation has also issued undertakings on behalf of other New South Wales public sector clients in respect of those clients performance under contracts with third parties.

Amounts paid under these undertakings are recoverable from the New South Wales public sector agency participants. This financial accommodation is Government guaranteed.

At balance date, the aggregate amounts totalled $1,326.52 million (2007: $1,587.00 million).

d. The Corporation has a commitment totalling $650.00 million (2007: $650.00 million) to provide motor vehicle finance to the New South Wales Government. As at year end, the undrawn commitments under these commitments are $101.73 million (2007: $121.72 million). Drawn commitments are recognised as loans to government clients on the balance sheet.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

e. In prior years the Corporation has been lessor to a finance lease arrangement to purchase rolling stock and on-lease to public sector clients. At 30 June 2008 there is no stock subject to lease (2007: $5.09 million).

26.	RELATED PARTIES

KEY MANAGEMENT PERSONNEL

Key management personnel include the directors and executives with the authority and responsibility for managing the consolidated entity. Compensation for key management personnel is disclosed in Note 4.

Where certain of the Corporation’s key management personnel are also considered to be key management personnel of entities with whom the Corporation transacts, those transactions are conducted on an arms length basis, under the Corporation’s normal commercial terms and conditions.

CONSOLIDATED GROUP

The consolidated group consists of the Corporation, its wholly owned subsidiary, TCorp Nominees Pty Limited and the special purpose service entity, Treasury Corporation Division of the Government Service.

TCorp Nominees Pty Limited is incorporated in New South Wales and all ongoing costs of incorporation and audit are borne by the Corporation. Details in relation to TCorp Nominees Pty Limited are:

2008 & 2007

Class of shares held	Ordinary
Interest held	100%
Amount of investment	$2
Dividends received or receivable	Nil
Contribution to profit	Nil
Principal activity	Security Trustee

There were no other transactions with or balances between TCorp Nominees Pty Limited and the Corporation or external parties.

From 17 March 2006, all employees of the Corporation (and concomitantly, legal responsibility to pay employee benefits including on-costs and taxes) and related administrative services were transferred from the Corporation to the Treasury Corporation Division of the Government Service in accordance with the Public Sector Employment Legislation Amendment Act 2006. This legal change has no financial effect on the financial performance or position of the Corporation or the consolidated entity as the Corporation fully reimburses the Treasury Corporation Division of the Government Service for all employee-related costs and services. The Treasury Corporation Division is a not-for-profit entity with no net assets.

In the financial report of the Corporation, on-going obligations to provide employee benefits are shown as Amounts Due to Service Entity under the heading Other Liabilities and Provisions in the balance sheet. Staff costs incurred from 17 March 2006 are classified as Personnel Services costs in the income statement. There are no material impacts on the financial results or position of the consolidated entity.

STATUTORY RELATIONSHIPS

The Corporation is a statutory authority established under the Treasury Corporation Act 1983. Dividends payable by the Corporation are determined by the Treasurer in accordance with the Public Finance and Audit Act 1983. The financial results of the Corporation are consolidated annually in the Consolidated Financial Report of the NSW Total State Sector.

NEW SOUTH WALES TREASURY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS — (Continued)

The Public Authorities (Financial Arrangements) Act 1987 requires government authorities to borrow only from the Corporation unless a specific exemption is granted by the Treasurer.

27.	CASH FLOW STATEMENT — RECONCILIATION OF CASH AND CASH EQUIVALENTS

Cash and cash equivalents as at the end of the year as shown in the Cash Flow Statement is reconciled to the related items in the balance sheet.

	2008	2007
	$’000	$’000

Cash and liquid assets	447,610	286,580
Short term borrowings	(232,835)	(100,058)

Cash and cash equivalents	214,775	186,522

For the purpose of the Cash Flow Statement, cash and cash equivalents includes cash and liquid assets that are readily convertible to cash, net of outstanding short-term borrowings.

28.	RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO NET PROFIT

	2008	2007
	$’000	$’000

Net cash used in operating activities	(2,860,620)	(1,522,565)
Add/(less): adjustments arising from
— net loans to clients	2,902,722	1,610,537
— net change in coupons accrued at each year end on financial assets and liabilities	(25,374)	(47,797)
— net change in other assets	4,549	(541)
— net change in other liabilities and provisions, excluding dividend	(7,035)	846
	14,242	40,480
Add/(less): amounts contributing to net profit but not generating operating cash flows
— gain on disposal of plant and equipment	50	(2)
— gain (loss) on sale of financial instruments	210,640	133,011
— fair value loss (unrealised)	(198,995)	(138,407)
— depreciation and amortisation	(2,436)	(1,284)
Profit for the year	23,501	33,798

29.	AUTHORISATION DATE

This financial report was authorised for issue in accordance with a resolution of the directors of New South Wales Treasury Corporation on 2 September 2008.

- End of Audited Financial Report -

Certificate under Section 41C(1B) and 41C(1C) of the Public Finance and Audit Act 1983 and Clause 11 of the Public Finance and Audit Regulation 2005.

In the opinion of the directors of New South Wales Treasury Corporation:

a. the financial report and consolidated financial report have been prepared in accordance with the provisions of the Public Finance and Audit Act 1983, the Public Finance and Audit Regulation 2005 and the Treasurer’s Directions. They have also been prepared in accordance with Australian Accounting Standards and other authoritive pronouncements of the Australian Accounting Standards Board.

b. the financial report and consolidated financial report for the year ended 30 June 2008 exhibit a true and fair view of the position and transactions of New South Wales Treasury Corporation and its controlled entities; and

c. the directors are not aware of any circumstances as at the date of this certificate which would render any particulars included in the financial report and consolidated financial report misleading or inaccurate.

Signed in accordance with a resolution of the Board of Directors:

/s/ K F Cosgriff K F Cosgriff Director	/s/ S W Knight S W Knight Director

Sydney, 2 September 2008

GPO BOX 12
Sydney NSW 2001
9275 7100
D0827795/0348

Mr J E Pierce
Chairperson
New South Wales Treasury Corporation
Level 22, Governor Phillip Tower
1 Farrer Place
SYDNEY NSW 2000

4 September 2008

Dear Mr Pierce
STATUTORY AUDIT REPORT

For the Year Ended 30 June 2008
New South Wales Treasury Corporation

I have audited the financial report of New South Wales Treasury Corporation (the Corporation) as required by the Public Finance and Audit Act 1983 (the Act). This Statutory Audit Report outlines the results of my audit for the year ended 30 June 2008. The Act requires that I send this report to the Corporation and the Treasurer.

This report is not the Independent Auditor’s Report, which expresses my opinion on the Corporation’s financial report. I have enclosed the Independent Auditor’s Report, together with the Corporation’s financial report.

Audit Result

I expressed an unmodified opinion on the Corporation’s financial report and I have not identified any significant matters since my previous Statutory Audit Report.

My audit is not designed to identify all matters that may be relevant to those charged with governance. Accordingly, there may be other matters of governance interest that did not come to my attention during my audit.

My audit is continuous and I may therefore identify new significant matters. If this occurs, I will write to you immediately.

Misstatements in Financial Report

There were no corrected or uncorrected misstatements in the financial report.

Compliance with Legislative Requirements

My audit procedures are targeted specifically towards forming an opinion on the Corporation’s financial report. This includes testing whether the Corporation has complied with legislative requirements that may materially impact on the financial report. The results of the audit are reported in this context. My testing did not identify any material instances of non-compliance.

Auditor-General’s Report to Parliament

Comment on the Corporation’s activities, financial operations, performance and compliance will appear in the Auditor-General’s Report to Parliament. I will send a draft of this comment to the Corporation’s Chief Executive for review before the Report is tabled during November.

Acknowledgment

I thank New South Wales Treasury Corporation’s staff for their courtesy and assistance.

Yours sincerely

Peter Achterstraat
Auditor-General

GPO BOX 12
Sydney NSW 2001
INDEPENDENT AUDITOR’S REPORT

New South Wales Treasury Corporation and controlled entities

To Members of the New South Wales Parliament

I have audited the accompanying financial report of New South Wales Treasury Corporation (the Corporation), and the Corporation and controlled entities (the consolidated entity), which comprises the balance sheet as at 30 June 2008, and the income statement, statement of changes in equity and cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes. The consolidated entity comprises the Corporation and the entities it controlled at the year’s end or from time to time during the financial year.

Auditor’s Opinion

In my opinion, the financial report:

•	presents fairly, in all material respects, the financial position of the Corporation and the consolidated entity as of 30 June 2008, and of their financial performance and their cash flows for the year then ended in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations)

•	is in accordance with section 41B of the Public Finance and Audit Act 1983 (the PF&A Act) and the Public Finance and Audit Regulation 2005

•	also complies with International Financial Reporting Standards as disclosed in Note 1a.

Board’s Responsibility for the Financial Report

The members of the Board are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the PF&A Act. This responsibility includes establishing and maintaining internal control relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In Note 1a, the director’s also state, in accordance with Accounting Standard AASB 101 ‘Presentation of Financial Statements’, that the financial report, comprising the financial statements and notes, complies with International Financial Reporting Standards.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on my audit. I conducted my audit in accordance with Australian Auditing Standards. These Auditing Standards require that I comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Corporation’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the members of the Board, as well as evaluating the overall presentation of the financial report.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance:

•	about the future viability of the Corporation or consolidated entity,

•	that they have carried out their activities effectively, efficiently and economically, or

•	about the effectiveness of their internal controls.

Independence

In conducting this audit, the Audit Office has complied with the independence requirements of the Australian Auditing Standards and other relevant ethical requirements. The PF&A Act further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General, and

•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office are not compromised in their role by the possibility of losing clients or income.

Peter Achterstraat
Auditor-General

4 September 2008
SYDNEY